Exhibit 18.1

KPMG LLP	Telephone	612 305 5000
4200 Wells Fargo Center	Fax	612 305 5100
90 South Seventh Street	Internet	www.us.kpmg.com
Minneapolis, MN 55402

January 8, 2005

The Board of Directors

The Mosaic Company

12800 Whitewater Drive

Minnetonka, Minnesota 55343

Dear Directors:

We have been furnished with a copy of the Quarterly Report on Form 10-Q of The Mosaic Company (the Company) for the three-month and the six-month periods ended November 30, 2004, and have read the Company’s statements contained in note 3 to the condensed consolidated financial statements contained therein. Note 3 to the condensed consolidated financial statements states that the Company changed its method of inventory costing from the last-in, first-out (LIFO) method to the weighted-average cost method, and states that the newly adopted accounting principle is preferable in the circumstances because the weighted-average cost method better measures the current value of phosphate crop nutrients inventory and provides a more accurate reflection of the Company’s financial position. In the disclosure, the Company also notes that the change will conform the inventory costing methodology for phosphate crop nutrients to the policy utilized by the other business segments of the Company. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to May 31, 2004, nor have we audited the information set forth in the aforementioned note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.